Exhibit 23.1

Independent Auditors' Consent

        We hereby consent to the use, in this Registration Statement on Form S-4 of Teleglobe International Holdings Ltd., of our report dated January 28, 2004, except as to Note 20 (c) which is as of February 6, 2004, relating to the financial statements of Teleglobe International Holdings Ltd. (Successor) and of our report dated January 28, 2004 relating to the Telecommunications Group of Teleglobe Inc. (Predecessor), which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Chartered Accountants
Montreal, Quebec
February 6, 2004